EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-181022 and 333-191724 on Form S-8 of Blue Earth, Inc. of our report dated March 3, 2014, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Blue Earth, Inc. for the year ended December 31, 2013.

/s/ HJ & Associates, LLC

 HJ & Associates, LLC

 Salt Lake City, Utah

 March 3, 2014